Exhibit 10.38

SUPPLEMENTAL CONFIRMATION

To:	Ambac Financial Group, Inc. One State Street Plaza New York, New York 10004

From:	Goldman, Sachs & Co.

Subject:	Capped Accelerated Stock Buyback

Ref. No:	[ ]

Date:	February 7, 2007

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Ambac Financial Group, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of February 7, 2007 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	February 7, 2007

Prepayment Date:

Three (3) Exchange Business Days following the Trade Date; provided that if the closing of the offering and sale of Counterparty’s USD400,000,000 Directly-Issued Subordinated Capital Securities with a scheduled maturity date of February 15, 2037 pursuant to the Underwriting Agreement dated as of the Trade Date between Counterparty and the underwriters named therein does not occur on such date, the Prepayment Date shall be the earlier of the date such closing does occur and six (6) Exchange Business Days following the Trade Date.

Forward Price Adjustment Amount:	0.115% of the Hedge Period Reference Price

Hedge Completion Date:	As set forth in the Trade Notification, but in no event later than the date that follows the Trade Date by four weeks.

Scheduled Termination Date:	As set forth in the Trade Notification, to be the date that follows the Hedge Completion Date by four months.

First Acceleration Date:	As set forth in the Trade Notification, to be the date that follows the Hedge Completion Date by one month.

Prepayment Amount:	USD400,000,000

Counterparty Additional Payment Amount:	USD0.00

Initial Shares:	2,982,442

Minimum Shares:	As set forth in the Trade Notification, to be a number of Shares equal to (a) the Prepayment Amount divided by (b) 104.5% of the Hedge Period Reference Price.

Ordinary Dividend Amount:	For any calendar quarter, USD0.18

3. Counterparty represents and warrants to GS&Co. that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,

GOLDMAN, SACHS & CO.

By:	/David Goldenberg/
Authorized Signatory

Agreed and accepted by:

AMBAC FINANCIAL GROUP, INC.

By:	/David Trick/
Name: David Trick Title: Managing Director